Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
April 17, 2012	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES FIRST AUSTRALIAN ASSET

New Sydney Office Expands Hines’ Operations to Five Continents

(HOUSTON) – Hines, the international real estate firm, announced today that Hines Global REIT has acquired the office property at 144 Montague Road in Brisbane, Queensland, Australia, for a US$91.6 million (AUD$88.1 million).  This is Hines’ first property on the Australian continent.  The seller is Empirica Management Limited, an Australian real estate firm. The Australian investment manager is Challenger Management Services.

Completed in 2009, 144 Montague Road is a six-story, Class A office building containing 158,682 square feet. The property is 100 percent leased through 2021 to Ausenco Limited, a publicly traded company specializing in engineering and project management services. Founded in 1991, the company currently employs 2,800 employees in 30 offices in 19 countries worldwide.

“We believe this well-located asset in the fast-growing submarket of South Brisbane will be a great addition to our portfolio,” said Charles Hazen, president and CEO of Hines Global REIT. “In addition to being newly constructed and having a high-quality tenant, 144 Montague offers us the opportunity to diversify by investing in a country with a stable and growing economy. Australia is an attractive market for us for many reasons, including its transparent real estate markets and cap rates that have yet to compress as they have in the U.S. and Europe.”

Hines Director David Warneford has relocated from the firm’s Abu Dhabi office to his hometown of Sydney and established an office in Australia Square. Mr. Warneford, who has been with Hines for four years, is a 16-year industry veteran having previously worked for GPT Group and Charter Hall.

“Hines has been active in  theAsia/Pacific region for more than 15 years, and we have tremendous confidence in the future growth in the region.  Brisbane in general, and Ausenco specifically, are well positioned to benefit from this growth, making 144 Montague an extremely attractive asset,” said Robert Hollister, senior managing director of Hines who is serving as country head from his base in Shanghai. “Hines will be actively looking at Australia for other acquisitions and development opportunities.”

About Hines Global REIT
Hines Global REIT, Inc. is a Houston-based, public, non-listed real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $1 billion, which it invests in commercial real estate properties located in the United States and internationally.  To date, Hines Global REIT owns interests in 17 commercial real estate investments. For additional information about Hines Global REIT, visit www.hinessecurities.com/hines-global-reit.

About Hines
Hines, the sponsor of Hines Global REIT, is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years. With offices in 108 cities in 18 countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation risks associated with the performance of Hines Global REIT's investments and those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2011 (available at www.hinessecurities.com/hines-global-reit). Any of these statements could prove to be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.